UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2015

INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-34400 (Commission File Number)	98-0626632 (IRS Employer Identification No.)

170/175 Lakeview Dr. Airside Business Park Swords, Co. Dublin Ireland (Address of principal executive offices, including zip code)

+(353) (0) 18707400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 5, 2015, the Board of Directors (the “Board”) of Ingersoll-Rand plc (the “Company”) appointed Christopher J. Kuehn, age 42, as Vice President and Chief Accounting Officer (Corporate Controller). He will also serve as Principal Accounting Officer of the Company. Mr. Kuehn previously served as Vice President, Corporate Controller & Chief Accounting Officer for Whirlpool Corporation, a global manufacturer and marketer of major home appliances, from May 2012 through May 2015, and as Chief Financial Officer, Thermal Equipment & Services Segment for SPX Corporation, a supplier of highly specialized, engineered solutions, from August 2008 through March 2012.

Mr. Kuehn will receive a base salary of $425,000 annually. His Annual Incentive Matrix Program (“AIM”) target is set at 65% and his annual equity award opportunity is targeted at $425,000.

In addition, to offset the compensation Mr. Kuehn will forfeit at Whirlpool, he will receive (i) a cash award of $105,000, (ii) performance stock units for the 2013-2015, 2014-2016 and 2015-2017 performance cycles having a combined value of approximately $425,000, (iii) 3,600 restricted stock units that vest over three years, and (iv) 12,800 stock options that vest over three years.

Mr. Kuehn will also enter into a Change in Control Agreement with the Company and will be eligible for the Company’s Major Restructuring Severance Plan. In the event of a change in control, Mr. Kuehn will receive a severance payment equal to two times his base salary plus his AIM target. In the event of an involuntary job loss within one year after a major restructuring, Mr. Kuehn would receive a severance payment equal to two times his current base salary and current AIM target and a pro-rated payout of his AIM award based on time actually worked.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Registrant)

Date: June 5, 2015        /s/ Evan M. Turtz
Evan M. Turtz
Secretary